Exhibit 99.1

Ramco-Gershenson Announces the Extension of Its $150 Million Unsecured Revolving Credit Facility

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has extended its $150 million unsecured revolving credit facility with the Company’s bank group led by KeyBank National Association through December of 2009. The Company, at its option, can further extend this facility through 2010, which is coterminous with the Company’s $100 million unsecured term loan credit facility. Pricing is unchanged at LIBOR plus 115 to 150 basis points depending on the Company’s overall leverage. Other participating banks in the transaction include JP Morgan Chase Bank, N.A, Bank of America, N.A., Deutsche Bank Trust Company Americas, PNC Bank National Association, Eurohypo AG, Comerica Bank, The Huntington National Bank and Fifth Third Bank.

“The extension of our revolving credit facility in an uncertain credit market is a win-win for our Company and its shareholders,” said Dennis Gershenson, President and Chief Executive Officer. “We are assured of the same terms as contained in the original agreement through at least December of 2009 and at our option through 2010, providing us with a key element of our capital structure for the next two years.”

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 89 shopping centers totaling approximately 20.0 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

CONTACT:
Ramco-Gershenson Properties Trust
Media Contact
Dawn Hendershot, Director of Investor Relations and
Corporate Communications, 248-592-6202
or
Company Officers
Dennis Gershenson, President & Chief Executive Officer
Richard Smith, Chief Financial Officer
PHONE: 248-350-9900
FAX: 248-350-9925